Exhibit 21.1

LIST OF SUBSIDIARIES

	Jurisdiction of
	Incorporation or	Percentage of
Name of Subsidiary	Organization	Ownership
Porter Group Limited	Republic of Seychelles	100%
Porter Perspective Business Group Limited	Hong Kong	100%
Shenzhen Qianhai Porter Industrial Co. Ltd.	PRC	100%
Shenzhen Portercity Investment Management Co. Ltd.	PRC	Variable interest entity
Shenzhen Porter Warehouse E-Commerce Co., Ltd.	PRC	Variable interest entity
Shenzhen Yihuilian Information Consulting Co., Ltd.	PRC	Variable interest entity
Shenzhen Porter Commercial Perspective Network Co., Ltd.	PRC	Variable interest entity